Exhibit 99.1

Contact:	Randall Weisenburger 212-415-3393

FOR IMMEDIATE RELEASE

NEW YORK, October 26, 2004 - Omnicom Group Inc. (NYSE-OMC) today announced that net income for the third quarter of 2004 increased 17% to $145.3 million from $124.6 million in the third quarter of 2003. Diluted earnings per share in the third quarter of 2004 increased 20% to $0.79 per share from $0.66 per share in the third quarter of 2003.

Worldwide revenue increased 14% to $2,319.0 million from $2,028.6 million in the third quarter of 2003. Domestic revenue for the third quarter of 2004 increased 14% to $1,261.3 million compared to $1,111.1 million in 2003. International revenue increased 15% to $1,057.7 million compared to $917.5 million last year.

Net income for the nine months ended September 30, 2004 increased 16% to $487.0 million from $420.1 million in 2003. Diluted earnings per share increased 16% to $2.60 per share in 2004 from $2.25 per share in 2003.

Worldwide revenue for the nine months ended September 30, 2004 increased 14% to $6,958.1 million from $6,115.4 million in 2003. Domestic revenue for the nine months ended September 30, 2004 increased 12% to $3,781.6 million compared to $3,392.9 million in 2003. International revenue for the nine months ended September 30, 2004 increased 17% to $3,176.5 million compared to $2,722.5 million in 2003.

In accordance with SFAS No. 123, “Accounting for Stock Based Compensation”, as amended by SFAS 148, “Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment for FASB Statement No. 123,” we elected, effective January 1, 2004, to account for stock-based employee compensation using the fair value method. As a result, the fair value of stock-based employee compensation, including unvested employee stock options issued and outstanding, were recorded as an expense utilizing the retroactive restatement method as set forth in SFAS 148. Accordingly, our results for the quarter and nine months ended September 30, 2003 have been restated as if we used the fair value method to account for stock-based compensation.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global advertising, marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our third quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Three Months Ended September 30	2004	2003 (a)
Revenue	$ 2,319.0	$ 2,028.6
Operating expenses	2,071.6	1,811.5

Operating income	247.4	217.1
Net interest expense	8.8	11.5

Income before income taxes	238.6	205.6
Income taxes	80.3	68.9

Income after income taxes	158.3	136.7
Equity in affiliates	3.2	4.0
Minority interests	(16.2)	(16.1)

Net income	$ 145.3	$ 124.6

Earnings per share
Basic	$ 0.79	$ 0.66
Diluted	$ 0.79	$ 0.66

Weighted average shares (in millions)
Basic	184.1	187.5
Diluted (b)	184.6	187.9

Dividend declared per share	$ 0.225	$ 0.200

(a)	In accordance with the adoption of SFAS No. 123, as amended by SFAS 148, on January 1, 2004 we restated our quarterly financial information for the quarter ended September 30, 2003 as if we had used the fair value method to account for employee stock compensation beginning January 1, 2003.

(b)	Diluted earnings per share for 2004 and 2003 was calculated using an assumed increase in net income of $318.0 thousand and $281.0 thousand, respectively, related to the after-tax compensation expense from dividends on restricted shares.

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Nine Months Ended September 30	2004	2003 (a)
Revenue	$ 6,958.1	$ 6,115.4
Operating expenses	6,137.6	5,376.7

Operating income	820.5	738.7
Net interest expense	26.6	32.8

Income before income taxes	793.9	705.9
Income taxes	266.9	240.0

Income after income taxes	527.0	465.9
Equity in affiliates	10.5	8.3
Minority interests	(50.5)	(54.1)

Net income	$ 487.0	$ 420.1

Earnings per share
Basic	$ 2.61	$ 2.25
Diluted	$ 2.60	2.25

Weighted average shares (in millions)
Basic	186.3	187.1
Diluted (b)	187.5	187.2

Dividend declared per share	$ 0.675	$ 0.600

(a)	In accordance with the adoption of SFAS No. 123, as amended by SFAS 148, on January 1, 2004 we restated our financial information for the nine months ended September 30, 2003 as if we had used the fair value method to account for employee stock compensation beginning January 1, 2003.

(b)	Diluted earnings per share for 2004 and 2003 was calculated using an assumed increase in net income of $917.0 thousand and $843.0 thousand, respectively, related to the after-tax compensation expense from dividends on restricted shares.